As filed with the Securities and Exchange Commission on May 12, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDS TECHNOLOGIES USA, INC.

(Exact name of registrant as specified in its charter)

Nevada	3556	13-4253546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

(561) 750-4450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer L. Sterling

President and Chief Executive Officer

150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

(561) 750-4450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Gary Epstein, Esq.

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

(305) 579-0500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, par value $0.0001 per share	9,204,216 (3)	$.88	$8,099,710	$953

(1)	Also includes an indeterminable number of additional shares of Common Stock which may be issued (a) pursuant to the anti-dilution provisions of the warrants and Preferred Stock covering the shares of Common Stock being registered hereunder, and/or (b) following the exercise of such warrants or conversion of such Preferred Stock as a result of stock splits, stock dividends or similar transactions, in either case in accordance with Rule 416 of the Securities Act.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. Based on (i) the average of the bid and asked prices of $.47 as reported on the OTC Bulletin Board of the registrant’s common stock on May 10, 2005 with respect to 2,626,403 shares of Common Stock, which are currently outstanding, (ii) 3,107,143 shares of Common Stock which are issuable upon conversion of outstanding Preferred Stock at a conversion rate of $.70 per share of Common Stock, (iii) 2,485,714 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $.875 per share, (iv) 514,956 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $.70 per share, (v) 200,000 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $3.75 per share, (vi) 200,000 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $4.25 per share, and (vii) 70,000 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $8.00 per share.

(3)	Consists of 510,439 shares of Common Stock and 8,693,777 shares of Common Stock issuable upon conversion of Preferred Stock and underlying warrants to purchase shares of Common Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2005

PROSPECTUS

DDS TECHNOLOGIES USA, INC.

9,204,216 Shares of

Common Stock

This Prospectus relates to the resale by the selling shareholders named herein of up to 9,204,216 shares of our common stock, $.0001 par value per share. On April 12, 2005, we completed a private placement of our securities, including 2,175 shares of our Series A preferred stock, $.0001 par value per share, and warrants to purchase 2,485,714 shares of our common stock, including warrants to purchase 155,357 issued to The Shemano Group, our investment banker. 3,107,143 of the shares of common stock covered by this prospectus are issuable from time to time upon conversion of the 2,175 shares of Series A preferred stock at a conversion rate of $.70 per share of common stock. 372,857 of the shares of common stock covered by this prospectus are issuable during the two year period ending June 1, 2007 as in kind dividends with respect to the 2,175 shares of Series A preferred stock. 2,485,714 of the shares of common stock covered by this prospectus are issuable from time to time upon exercise of the warrants to purchase shares of common stock at $.875 per share, which are exercisable until April 12, 2010. Pursuant to a Registration Rights Agreement we entered into with certain of the selling shareholders who purchased our securities in the private placement, we are required to register for resale hereunder an additional 1,743,107 shares of our common stock. Such 1,743,107 shares may become issuable pursuant to antidilution and other adjustment rights of the preferred stock and warrants issued in the private placement.

Of the remaining 1,495,395 shares of common stock covered by this prospectus, 510,439 of such shares are outstanding and 984,956 of such shares may be issued upon exercise of warrants. Of such 510,439 shares of common stock, 490,439 of such shares were issued in a private placement we completed in May 2004 and the remaining 20,000 shares were issued for consulting services rendered to us. The investors in the May 2004 private placement were also issued in the aggregate 490,439 warrants and The Shemano Group our investment banker in connection with such private placement was issued 24,517 warrants, each for the purchase of shares of common stock at an exercise price of $3.75 per share, exercisable until May 27, 2007. The April 12, 2005 private placement triggered an antidilution adjustment to such 490,439 and 24,517 warrants, which reduced the exercise price of such warrants to $.70 per share of common stock. The remaining 470,000 warrants were issued for consulting services provided to us, 200,000 of which are exercisable for a period ending April 24, 2007 at an exercise price of $3.75 per share, 200,000 are exercisable for a period ending April 24, 2007 at an exercise price of $4.25 per share, and 70,000 are exercisable for a period ending January, 2006 at an exercise price of $8.00 per share.

We will not receive any proceeds from the sale of the shares by the selling shareholders. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

We do not know when, how or if the selling shareholders intend to sell the shares covered by this prospectus or what the price, terms or conditions of any sales will be. The shares may be offered in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See “Plan of Distribution.” The prices at which the shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the Securities and Exchange Commission may, under certain circumstances, consider persons reselling any shares of our common stock and dealers or brokers handling a resale of shares of our common stock to be “underwriters” within the meaning of the Securities Act of 1933.

Our common stock trades on the OTC Bulletin Board under the symbol “DDSU.OB.” On May 10, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $.47 per share.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

i

PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all the information that is important to you. We urge you to carefully read this entire prospectus and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 19 for more information about us and our financial statements. You should pay special attention to the risks of investing in our common stock discussed under “Risk Factors.” In this prospectus, references to “DDS,” “we,” “our” and “us” refer to DDS Technologies USA, Inc. and our subsidiaries, unless the context requires otherwise.

Our Business

We are currently a development stage company with no revenues to date. We hold patents for a dry disaggregation technology, which dry separates agricultural and other products and sorts them according to various properties. The technology may have applications across numerous industries.

Our business commenced in July 2002 when our founders formed DDS Holdings, Inc. to acquire rights to the dry disaggregation technology. The founders and our initial investors subsequently acquired control of Black Diamond Industries, Inc., a Florida corporation, in a reverse takeover transaction on November 14, 2002. Thereafter, Black Diamond Industries, Inc. reincorporated into Delaware and changed its name to DDS Technologies USA, Inc. (“DDS Delaware”). On April 4, 2003, the holders of approximately 88% of the outstanding shares of DDS Delaware exchanged their shares for shares representing approximately 97% of the shares of Fishtheworld Holdings, Inc., a Florida corporation, which then effected a reincorporation merger into the State of Nevada and changed the name of the corporation to DDS Technologies USA, Inc. We intend to merge with DDS Delaware so that DDS Holdings will become a direct wholly-owned subsidiary of ours and the holders of DDS Delaware will become our shareholders.

During the third quarter of 2004, we entered into a series of agreements pursuant to which we acquired ownership of the patent rights for our dry disaggregation technology, which we had previously licensed. We also acquired ownership of two prototype machines.

Following the assignment to us of US Patent 6,848,582 for longitudinal micrometric separator for classifying solid particulate materials (the dry disaggregation technology), we filed the assignment with the United States Patent and Trademark Office. We also plan to file assignments in the corresponding offices in the foreign jurisdictions in which the patents have been applied for or obtained.

Initial analysis of the production version of our dry disaggregation machine by consulting engineers we have engaged for this purpose has revealed that the machine does not fully disaggregate organic material to the extent that a prototype research machine does, and therefore requires additional development work. However, the production version does micronize very effectively to particle sizes of between 5 and 20 microns which provides application opportunities and commercial potential in a number of industries.

To date, we have entered into a contract with a Canadian company to supply them with dry disaggregation machine(s) and have granted them an exclusive license for the processing and extraction of sulfur and sulfur derivative materials in North America. We have also entered into a memorandum of understanding with Ingenio Riopaila S.A. and Central Castilla S.A., one of the largest sugar refiners in South America. If a definitive agreement is reached, we would employ our technology to convert biomass waste into consumable nutrients for sale to a variety of industries. We are currently negotiating with additional potential customers who have an interest in the application of our technology to a range of products.

We are a Nevada corporation, the address of our principal executive office is 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432, and our telephone number at that address is (561) 750-4450.

RISK FACTORS

Before you invest in our common stock, you should be aware of various risks described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Additional risks not presently known to us or that we currently do not believe will be material may also impair our business operations.

RISKS RELATED TO OUR BUSINESS

In order to continue operations in the future, we will need additional sources of funding in the future which may not be available to us.

The development of our business will require significant additional capital in the future to, among other things, fund our operations, acquire machines to lease or employ in joint ventures, conduct research and development, and finance future acquisitions and investments. We have historically relied upon private sales of our equity to fund our operations. When we seek additional capital, we may seek to sell additional equity or debt securities or to obtain a credit facility, which we may not be able to do on favorable terms, or at all. The sale of additional equity or convertible debt securities would result in additional dilution to our shareholders. Sale of additional equity or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to the securities we have previously sold. If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations. These sources of financing, or alternative sources, may not be available on terms favorable to us, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions or additional financings unattractive to us. If we are unable to raise additional capital, our growth will be impeded, we may never be able to generate revenue, and we may be forced to terminate operations.

The terms of our Series A preferred stock require us to redeem all outstanding shares of Series A preferred stock on April 12, 2007 and if we are unable to do so at such time, such failure to redeem the shares may result in the holders of our Series A preferred stock controlling our assets.

On April 12, 2007 we will be required to redeem all of our outstanding shares of Series A preferred stock for a redemption price of $2,175,000 plus all accrued and unpaid interest and penalties and fees associated therewith. Our ability to redeem the Series A preferred stock depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to obtain financing, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to redeem the Series A preferred stock. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all.

We are a development stage company and our operating history is limited.

We are in the development stage and our proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise including the absence of an operating history. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of a new business and the competitive environment in which we will operate. We have had no operating revenues to date and we may not achieve revenues in the future. As a result of the start-up nature of our business and the fact that we are incurring start-up expenses, we have sustained operating losses to date and we expect, at least until our equipment employing dry disaggregation technology is ready for commercialization, to continue to sustain operating losses. Equipment incorporating our technology may not be commercially viable. Further, we will continue to incur costs to:

•	invest in the research and development of equipment incorporating our technology, a significant amount of which may be unforeseen;

•	increase our marketing and selling activities for our equipment;

•	prosecute patents and continue to protect our intellectual property rights;

•	establish strategic partnerships and marketing and distribution relationships; and

•	develop additional infrastructure and hire additional management and other employees to keep pace with our growth.

We expect that these activities will result in operating losses for the foreseeable future, at least until we are able to commercialize equipment incorporating our technology.

If equipment incorporating our dry disaggregation technology is not commercially successful whether as a result of the equipment not disaggregating organic material to a commercially useful level, lack of demand for the equipment or otherwise, we may never become profitable.

Our business is dependent on market acceptance of our technology and equipment. We may not realize contracts with target companies to provide our technology or equipment. Initial testing on a production version dry disaggregation machine by our consulting engineers has revealed that it does not fully disaggregate organic material to consistent quality and purity output levels demanded by the intended markets. Additional development work and testing is necessary. Such additional development work and testing may prove fruitless, and our production machine may never achieve satisfactory output levels. A number of other factors may also limit the market acceptance of our technology or equipment, including:

•	the timing of market entry of our equipment, as compared to competitive equipment;

•	the effectiveness of our equipment;

•	the competitive features of our equipment, including price, as compared to other similar equipment;

•	the extent and success of our sales and marketing efforts; and

•	unfavorable publicity concerning our technology or equipment or any similar technology or equipment.

Our business model is new and unproven.

Our business plan, based on a new technology, is relatively unproven. The market for the dry disaggregation technology is new. Our business plan depends upon obtaining revenues generated from market acceptance of the technology. The sale of equipment incorporating this technology is an unproven business. Many of our potential target customers may not have considered how dry disaggregation technology may benefit them. They may not find the technology beneficial to their businesses. To be successful, the technology must achieve market acceptance.

We depend on patents and other proprietary rights and we may not be able to protect our proprietary information.

Because we are developing equipment that relies on advanced and innovative technology, our success may depend in large part on our ability to protect our patents, and to obtain and effectively use patents and operate without infringing upon the proprietary rights of others. It is often costly to enforce intellectual property rights against infringing parties and effective intellectual property protection may be unavailable or limited in some foreign countries in which we intend to market our equipment and technology. Other risks related to our patent rights include the following:

•	challenge, invalidation or circumvention of issued patents owned by us;

•	rejection by foreign patent authorities of our pending patent applications;

•	failure of the rights granted under our patents to provide sufficient protection;

•	failure by us to obtain additional patents;

•	infringement by one or more of our technologies on the intellectual property rights of others;

•	ability of third parties to circumvent patents issued to us;

•	claims by third parties that we have exceeded the scope of our permitted use or field of use that is specified for some of our intellectual property rights; and

•	claims by our consultants, key employees or other third parties that our equipment and technology are the result of technological advances independently developed by them and, therefore, not owned by us;

If any of these risks materialize, it may be difficult for us to commercialize, and generate revenues from, our technology.

We may not be able to protect our trade secrets and proprietary and confidential information and, therefore, may lose any competitive advantage that our proprietary rights provide.

In the operation of our business and development of our equipment, we rely, among other things, on trade secret protection for our proprietary and confidential information. However, trade secrets are difficult to protect and we cannot guarantee that others will not gain access to our trade secrets or disclose our technology, or that we can meaningfully protect our rights to unpatented trade secrets. Our agreements with our employees, consultants, advisors and strategic partners restricting the disclosure and use of trade secrets, inventions and proprietary and confidential information owned by us or developed for us may not provide meaningful protection for our proprietary and confidential information in the event of unauthorized use or disclosure of the information. In many instances, our research collaborators may have relationships with other commercial entities, which could or do compete with us. Therefore, these collaborators could quickly disseminate our proprietary and confidential information to our competitors. The dissemination of our proprietary and confidential information could have a material adverse effect on our business and may allow others to gain a competitive advantage over us or with respect to our technology or equipment. Also, trade secret laws do not protect against independent development by a third party, and we cannot guarantee that a third party will not independently develop technology that is the same or substantially the same as our proprietary technology. Such independent development by a third party could have a material adverse effect on our business.

Infringement claims by third parties could result in costly litigation, divert management’s attention and otherwise harm our business.

From time to time, third parties may assert that our equipment or technology infringes upon their proprietary rights. It is virtually impossible for us to be certain that no infringement exists, particularly where, as is the case with our equipment and technology, the specific equipment and processes to be commercialized have not yet been fully developed. These claims of infringement may result in:

•	protracted and costly litigation that could divert the time and energy of our management and technical personnel from other business activities;

•	a judgment requiring us to pay substantial damages, including punitive damages and our adversaries’ attorneys’ fees, or requiring us to indemnify our customers and licensors;

•	the issuance of an injunction halting sales or use of our equipment; or

•	a need to redesign our equipment or enter into royalty or licensing agreements with the third parties claiming infringement.

Any of the results described above would harm our business. Any claims against us, with or without merit, can be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented and substantial funds to defend our rights. Furthermore, the parties bringing claims may have greater resources than we do.

We will be dependent on third-party manufacturers.

We will rely on third parties to manufacture our equipment. If our manufacturing and distribution agreements are not satisfactory, we may not be able to develop or commercialize our equipment as planned. In addition, we may not be able to contract with third parties to manufacture our equipment in an economical manner. Furthermore, third-party manufacturers may not adequately perform their obligations, which may impair our competitive position. If a manufacturer fails to perform, we could experience significant time delays or we may be unable to commercialize or continue to market our equipment. Changes in our manufacturers could require costly testing and facility inspections. Because of these and other factors, we may not be able to replace our manufacturing capacity quickly or efficiently in the event that our manufacturers are unable to manufacture our equipment. As a result, the sale and marketing of our equipment could be delayed or we could be forced to develop our own manufacturing capacity, which would require substantial additional funds and personnel.

Sales of substantial amounts of shares eligible for future sale may adversely affect our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. All of the shares of our common stock covered by this prospectus will be freely transferable without restriction or further registration under the Securities Act.

This Prospectus relates to the resale by the selling shareholders named herein of up to 9,204,216 shares of our common stock. On April 12, 2005, we completed a private placement of our securities, including 2,175 shares of our Series A preferred stock, and warrants to purchase 2,485,714 shares of our common stock, including warrants to purchase 155,357 issued to The Shemano Group, our investment banker. 3,107,143 of the shares of common stock covered by this prospectus are issuable from time to time upon conversion of the 2,175 shares of Series A preferred stock at a conversion rate of $.70 per share of common stock. 372,857 of the shares of common stock covered by this prospectus are issuable during the two year period ending June 1, 2007 as in kind dividends with respect to the 2,175 shares of Series A preferred stock. 2,485,714 of the shares of common stock covered by this prospectus are issuable from time to time upon exercise of the warrants to purchase shares of common stock at $.875 per share, which are exercisable until April 12, 2010. Pursuant to a Registration Rights Agreement we entered into with certain of the selling shareholders who purchased our securities in the private placement, we are required to register for resale hereunder an additional 1,743,107 shares of our common stock. Such 1,743,107 shares may become issuable pursuant to antidilution and other adjustment rights of the preferred stock and warrants issued in the private placement.

Of the remaining 1,495,395 shares of common stock covered by this prospectus, 510,439 of such shares are outstanding and 984,956 of such shares may be issued upon exercise of warrants. Of such 510,439 shares of common stock, 490,439 of such shares were issued in a private placement we completed in May 2004 and the remaining 20,000 shares were issued for consulting services rendered to us. The investors in the May 2004 private placement were also issued in the aggregate 490,439 warrants and The Shemano Group our investment banker in connection with such private placement was issued 24,517 warrants, each for the purchase of shares of common stock at an exercise price of $3.75 per share, exercisable until May 27, 2007. The April 12, 2005 private placement triggered an antidilution adjustment to such 490,439 and 24,517 warrants, which reduced the exercise price of such warrants to $.70 per share of common stock. The remaining 470,000 warrants were issued for consulting services provided to us, 200,000 of which are exercisable for a period ending April 24, 2007 at an exercise price of $3.75 per share, 200,000 are exercisable for a period ending April 24, 2007 at an exercise price of $4.25 per share, and 70,000 are exercisable for a period ending January, 2006 at an exercise price of $8.00 per share.

Also in connection with our private placement completed on April 12, 2005, we issued short term warrants to the selling shareholders who participated in the private placement, which short term warrants are exercisable at any time until April 12, 2006 to purchase (i) an aggregate of 2,175 shares of Series A preferred stock, which shares of preferred stock would be immediately convertible into an aggregate of 2,558,824 shares of common stock at a conversion rate of $.85 per share of common stock and (ii) warrants to purchase an aggregate of 895,588 shares of common stock at an aggregate exercise price for all of the short term warrants in the aggregate of $2,175,000. Each of the underlying warrants can be exercised at $1.00 per share of common stock until April 12, 2010. None of the shares of common stock underlying the short term warrants, issuable upon conversion of the underlying shares of Series A preferred stock or the exercise of the warrants, is being registered for resale by the selling shareholders in this offering. However, if the short term warrants are exercised, upon such exercise we will be required to register the underlying shares of common stock.

We are dependent on key personnel and the loss of these key personnel or our inability to recruit new personnel could have a material adverse effect on our success.

We are dependent upon the efforts of Mr. Spencer Sterling, Ms. Kerin Franklin and Mr. Joseph Fasciglione, our president and chief executive officer, chief technology officer and chief financial officer. We have employment agreements only with Mr. Sterling and Ms. Franklin. We do not have any “key-person” insurance. In addition, if we are to be successful, we will need to recruit additional management depth as well as sales, marketing and technical personnel. If we are unable to recruit personnel, it may have an adverse effect on our business.

If we are unable to find new applications for the licensed technology our business could be adversely affected.

Our ability to succeed will be based, in part, on our ability to discover new markets and applications for our dry disaggregation technology, which customers will be able to utilize economically. As a result, we continue to invest in research and market development in order to enable us to identify new markets and applications of the technology to meet consumer demands. Despite investments and efforts in this area, we may not discover new markets or applications, that will be accepted by our potential customers.

Penny Stock Securities Law Considerations

Our common stock is considered penny stock and subject to the penny stock rules under the Securities Exchange Act of 1934. The penny stock rules require broker-dealers to take steps under certain circumstances prior to executing any penny stock transactions in customer accounts. A broker must advise the purchaser of penny stock of the lowest offer and highest bid. A broker or dealer must disclose the broker’s compensation for penny stock transactions. A broker who recommends penny stocks to persons other than established customers must make a special written suitability determination and receive the purchaser’s prior agreement. The effect of these regulations may be to delay transactions in stocks that are penny stocks. This could have an adverse impact on the market liquidity of our common stock.

The volatility of the stock market may have an adverse affect on our stock price.

The stock market in recent periods has experienced and continues to experience significant price and volume fluctuations, which have affected the market price of the stock of many companies and which have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations, as well as a shortfall in sales or earnings compared to securities analysts’ expectations, changes in analysts’ recommendations or projections or general economic and market conditions, may adversely affect the market price of our common stock.

We may not be able to fully exploit our technology in Europe, Asia and Oceania.

In connection with the transactions, pursuant to which we acquired the patent for our technology, we entered into a Technology License Agreement with High Speed Fragmentation B.V. (“HSF”), pursuant to which we granted a non-exclusive license for our dry disaggregation technology to HSF. Under the Technology License Agreement, HSF may sell, license, rent, and distribute products embodying the technology throughout Europe, Asia and Oceania. IF HSF is able to develop a commercially viable new product that may be manufactured or derived through the use of our technology, HSF shall have the exclusive right for a period ninety days, to market the product and enter into a bona fide binding agreement for the sale of the product in Europe, Asia or Oceania. Thereafter, we and HSF may market the product in Europe, Asia and Oceania. Thus, we may not be able to fully exploit the technology in Europe, Asia and Oceania.

Pending litigation may have a material adverse effect on us.

As disclosed in Item 3: Litigation Proceedings set forth in our Annual Report on Form 10-KSB for the year ended December 31, 2004, we are party to certain legal proceedings, any one of which, if determined against us, could have a material adverse effect on our business, prospects and results of operations.

RISKS RELATED TO OUR INDUSTRY

Technological advances by competitors could have an adverse effect on our business.

We face competition due to technological advances by competitors employing alternative methods of processing byproducts of agricultural processes. Although the dry disaggregation technology utilizes a unique process, many other companies have substantially greater resources than us and may develop competing technology using alternative processes.

In order to remain competitive we need to continue to strive to promote the advantages of our technology over others in the market. However, if a competitor introduces a competitively successful technology, it could have a material adverse effect on our business, results of operations or financial condition.

A majority of our potential customers are in the agricultural industry. Agricultural risks experienced by our customers may have an adverse effect on our business.

Many of our potential customers for dry disaggregation technology are in the agricultural industry, and thus, the demand for the technology is subject to a variety of agricultural risks. Extreme weather conditions, disease, insects and pests can materially and adversely affect the quality and quantity of agricultural products produced by some of our potential customers. These factors may affect a substantial portion of our production facilities in any year and have a material adverse effect on our business, results of operations or financial conditions.

International operations subject us to risks associated with operating in foreign countries.

We intend to market our equipment and technology outside of the United States. As a result of international operations, we will be subject to risk associated with operating in foreign countries, including:

•	devaluation and fluctuations in currency exchange rates;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by our foreign presences;

•	imposition or increase of withholding and other taxes on remittances and other payments by our foreign presences;

•	trade barriers;

•	political risks, including political instability;

•	hyperinflation; and

•	imposition of increased investment and other restrictions by foreign governments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus, or made by us in other reports, filings with the Securities and Exchange Commission, press releases, conferences or otherwise, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” “plan,” or words or phrases of similar meaning.

Forward-looking statements involve risks, uncertainties or other factors which may cause actual results to differ materially from the future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Certain risks, uncertainties or other important factors are detailed in this prospectus and may be detailed from time to time in reports we file with the Securities and Exchange Commission, including on Forms 8-K, 10-KSB and 10-QSB.

Examples of forward looking statements in this prospectus include, but are not limited to, our expectations regarding our ability to generate operating cash flows and to fund our working capital and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, pricing levels, the timing and cost of capital expenditures, outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include:

•	the risks of a development stage company;

•	the availability of additional capital to finance our development;

•	our dependence on management and need to recruit additional personnel;

•	the limited trading market for our common stock;

•	advances by our competitors;

•	agricultural risks of certain of our customers;

•	foreign market risks; and

•	other risks, including those described in “Risk Factors” beginning on page 3 and from time to time in our other Securities and Exchange Commission filings.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. We estimate that our expenses in connection with this offering will be approximately $22,553.

SELLING SHAREHOLDERS

Below is information with respect to the number of shares of our common stock owned by each of the selling shareholders. Except as described in the table below, none of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution” for additional information about the selling shareholders and the manner in which the selling shareholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Our registration of these shares does not necessarily mean that the selling shareholders will sell any or all of the shares covered by this prospectus.

This Prospectus relates to the resale by the selling shareholders named herein of up to 9,204,216 shares of our common stock. On April 12, 2005, we completed a private placement of our securities, including 2,175 shares of our Series A preferred stock, and warrants to purchase 2,485,714 shares of our common stock, including warrants to purchase 155,357 issued to The Shemano Group, our investment banker. 3,107,143 of the shares of common stock covered by this prospectus are issuable from time to time upon conversion of the 2,175 shares of Series A preferred stock at a conversion rate of $.70 per share of common stock. 372,857 of the shares of common stock covered by this prospectus are issuable during the two year period ending June 1, 2007 as in kind dividends with respect to the 2,175 shares of Series A preferred stock. 2,485,714 of the shares of common stock covered by this prospectus are issuable from time to time upon exercise of the warrants to purchase shares of common stock at $.875 per share, which are exercisable until April 12, 2010. Pursuant to a Registration Rights Agreement we entered into with certain of the selling shareholders who purchased our securities in the private placement, we are required to register for resale hereunder an additional 1,743,107 shares of our common stock. Such 1,743,107 shares may become issuable pursuant to antidilution and other adjustment rights of the preferred stock and warrants issued in the private placement.

Of the remaining 1,495,395 shares of common stock covered by this prospectus, 510,439 of such shares are outstanding and 984,956 of such shares may be issued upon exercise of warrants. Of such 510,439 shares of common stock, 490,439 of such shares were issued in a private placement we completed in May 2004 and the remaining 20,000 shares were issued for consulting services rendered to us. The investors in the May 2004 private placement were also issued in the aggregate 490,439 warrants and The Shemano Group our investment banker in connection with such private placement was issued 24,517 warrants, each for the purchase of shares of common stock at an exercise price of $3.75 per share, exercisable until May 27, 2007. The April 12, 2005 private placement triggered an antidilution adjustment to such 490,439 and 24,517 warrants, which reduced the exercise price of such warrants to $.70 per share of common stock. The remaining 470,000 warrants were issued for consulting services provided to us, 200,000 of which are exercisable for a period ending April 24, 2007 at an exercise price of $3.75 per share, 200,000 are exercisable for a period ending April 24, 2007 at an exercise price of $4.25 per share, and 70,000 are exercisable for a period ending January, 2006 at an exercise price of $8.00 per share.

Also in connection with our private placement completed on April 12, 2005, we issued short term warrants to the selling shareholders who participated in the private placement, which short term warrants are exercisable at any time until April 12, 2006 to purchase (i) an aggregate of 2,175 shares of Series A preferred stock, which shares of preferred stock would be immediately convertible into an aggregate of 2,558,824 shares of common stock at a conversion rate of $.85 per share of common stock and (ii) warrants to purchase an aggregate of 895,588 shares of common stock at an aggregate exercise price for all of the short term warrants in the aggregate of $2,175,000. Each of the underlying warrants can be exercised at $1.00 per share of common stock until April 12, 2010. None of the shares of common stock underlying the short term warrants, issuable upon conversion of the underlying shares of Series A preferred stock or the exercise of the warrants, is being registered for resale by the selling shareholders in this offering. However, if the short term warrants are exercised, upon such exercise we will be required to register the underlying shares of common stock.

The number of shares of common stock that may actually be purchased by some selling shareholders under the warrants, the number of shares of Series A preferred stock that may actually be converted into shares of common stock and the number of shares of common stock that may actually be sold by each selling shareholder will be determined by such selling shareholder. Because some selling shareholders may purchase all, some or none of the shares of common stock which can be purchased under the warrants, some selling shareholders may convert all, some or none of the shares of Series A preferred stock which can be purchased into shares of common stock and each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that each selling shareholder will purchase the maximum number of shares of common stock provided for by the warrants or convert shares of Series A preferred stock into the maximum number of shares of common stock and each selling shareholder will sell all of the shares of common stock owned by that selling shareholder and covered by this prospectus.

Pursuant to the terms of the Series A preferred stock, dividends are required to be paid on such shares at the rate of 6% per annum. The dividends may be paid in cash or in-kind with shares of common stock. Pursuant to a Registration Rights Agreement entered into with the selling shareholders who hold shares of our Series A preferred stock, we are registering in this offering 372,857 shares of common stock, which shares may be issued as dividends to such selling shareholders. The terms of the Registration Rights Agreement also require us to register an additional 1,743,107 shares of common stock. If the price of our common stock is less than $.70 per share when dividends are due and payable, all or a portion of the 1,743,107 shares of common stock may be issued to the holders of Series A preferred stock as dividends in addition to the 372,857 shares registered hereunder for that purpose. The number of shares of common stock that may actually be issued to the selling shareholders as in-kind dividends will not be known until such times as the dividends are due and payable. The information set forth in the following table regarding the number of shares offered by each selling shareholder does not include shares that may be issued to such shareholders as in-kind dividends. To the extent we issue in-kind dividends to selling shareholders who hold shares of Series A preferred stock, the number of shares offered in this offering by each such selling shareholder shall be automatically increased by the number of shares of common stock issued as in-kind dividends to such selling shareholders.

We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, on the OTC Bulletin Board, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our commercially reasonable efforts to keep this registration statement effective until the later of (i) the second anniversary of the date on which this registration statement was declared effective and (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume.

The shares of our common stock offered by this prospectus may be offered from time to time by the persons or entities named below. Except as otherwise disclosed, the selling shareholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates.

Name of Selling Shareholder	Number of Shares Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percent (1)
Aurelius Consulting Group, Inc. (3)	90,000	90,000	0	*
Ballyshannon Family Partnership LP (4)	286,176	175,000	111,176	*
Ben Joseph Partners (5)	204,412	125,000	79,412	*

Name of Selling Shareholder	Number of Shares Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percent (1)
Robert A. Berlacher IRA (6)	286,176	175,000	111,176	*
Brock Services (7)	32,000	20,000	12,000	*
Andrew Brock	22,000	20,000	2,000	*
Cabernet Partners, LP (6)	143,088	87,500	55,588	*
Cranshire Capital LP (8)	100,000	100,000	0	*
Crestview Capital Master, LLC (9)	5,110,294	3,125,000	1,985,294	9.36%
Paul J. Duggan	198,636	63,636	135,000	*
EDJ Limited (5)	499,824	320,000	179,824	*
Douglas Hale	26,441	18,500	7,941	*
Dr. Marc Horowitz	16,000	16,000	0	*
Insignia Partners LP (6)	286,176	175,000	111,176	*
Iroquois Capital LP (10)	60,606	60,606	0	*
Clifford J. Kalista and Phyllis D. Kalista JTWROS	286,176	175,000	111,176	*
Kobe Partners LP (11)	204,412	125,000	79,412	*
Leo Paul Koulos (12)	290,000	20,000	270,000	1.38%
Leo Paul Koulos Trust (12)	81,765	50,000	31,765	*
Charles F. Kuoni III, Ltd. (13)	131,765	50,000	81,765	*
Media Relations (14)	400,000	400,000	0	*
Sanford Miller	927,636	63,636	864,000	4%
Northwood Capital Partners, LP (6)	715,441	437,500	277,941	1.42%
Jeffrey H. Porter	204,412	125,000	79,412	*
Porter Partners LP (5)	766,382	531,500	234,882	1.21%
Mallis Ltd Partnership (15)	1,477,265	50,000	1,427,265	7.33%
Mario Posillico	40,000	40,000	0	*
John Preston	20,000	20,000	0	*
Dr. Harold S. Rosen	226,300	32,000	194,300	1%
Martin Rosen	516,900	120,000	396,900	2%
Robert J. Rosen IRA (16)	117,500	15,000	102,500	*
The Shemano Group (17)	179,874	179,874	0	*
James R. von der Heydt (18)	592,500	20,000	572,500	2.89%
James R. von der Heydt IRA (18)	102,206	62,500	39,706	*

*	Less than one percent.

(1)	Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We include shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of May 1, 2005, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group. Based upon 19,235,542 shares of common stock outstanding as of May 1, 2005.

(2)	Assuming that all shares offered here are sold but no other securities held by the selling shareholder are sold.

(3)	Dave Gentry is the natural person with voting and investment control over the shares.

(4)	Bruce E. Terker is the natural person with voting and investment control over the shares.

(5)	Jeffrey H. Porter is the natural person with voting and investment control over the shares.

(6)	Robert A. Berlacher is the natural person with voting and investment control over the shares.

(7)	Peter Brock is the natural person with voting and investment control over the shares. Includes 2,000 shares of common stock beneficially owned by Peter Brock Revocable Trust dated 9/1996.

(8)	Mitchell Kopin is the natural person with voting and investment control over the shares.

(9)	Stewart Flink is the natural person with voting and investment control over the shares.

(10)	Joshua Silverman is the natural person with voting and investment control over the shares.

(11)	Thomas E. Farren is the natural person with voting and investment control over the shares.

(12)	Leo Paul Koulos is a member of our Board of Directors.

(13)	Charles F. Kuoni is a member of our Board of Directors.

(14)	Martin Goldberg is the natural person with voting and investment control over the shares.

(15)	Dr. Marc Mallis, who is a member of our Board of Directors, is the natural person with voting and investment control over the shares.

(16)	Robert Rosen is a member of our Board of Directors. Share amounts include options to purchase 100,000 shares of our common stock held directly by Robert Rosen.

(17)	Gary Shemano is the natural person with voting and investment control over the shares.

(18)	James R. von der Heydt is our Chairman of the Board and a member of our Board of Directors.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that such shareholder has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our common stock sets forth certain general terms and provisions of our common stock. This section also summarizes relevant provisions of the Nevada statutes, which we refer to as “Nevada law.” The terms of our articles of incorporation and bylaws, as well as the terms of Nevada law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

We have the authority to issue:

•	25,000,000 shares of common stock, par value $0.0001 per share, however, within the next 30 days an amendment to our articles of incorporation will become effective to increase our authorized shares of common stock to 50,000,000 as described in the Information Statement on Schedule 14C incorporated by reference herein; and

•	1,000,000 shares of preferred stock, par value $0.0001 per share, which are issuable in series on terms to be determined by our board of directors.

As of May 10, 2005:

•	19,235,542 shares of our common stock were outstanding;

•	2,175 shares of our preferred stock were outstanding and designated as Series A preferred stock; and

•	approximately 6,800,000 shares of our common stock have been reserved for issuance upon the exercise of outstanding stock options and warrants and conversion of outstanding shares of Series A Preferred Stock; provided that upon the effectiveness of the amendment to our articles of incorporation as described above, we plan to increase the number of shares of common stock reserved for issuance to approximately 10,000,000.

Rights of Our Common Stock

Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. A majority of shares of our voting stock constitute a quorum at any meeting of shareholders. Common shareholders are not entitled to cumulative voting rights.

Dividends. Dividends may be paid to holders of common stock as may be declared by our Board of Directors out of funds legally available for that purpose. We do not intend to pay dividends at the present time or in the near future.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, common shareholders will receive pro rata all assets remaining after we pay our creditors and satisfy the Series A preferred stock liquidation preference as described below.

Miscellaneous. Holders of common stock have no preemptive, subscription, redemption, or conversion rights.

Preferred Stock

Our Articles of Incorporation authorize us to issue preferred stock in one or more series having designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our Board of Directors is empowered, without the approval of the holders of common sock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock. Currently, we have designated 4,000 shares of preferred stock as Series A preferred stock and we have 996,000 shares of preferred stock which have not been designated or issued. In some cases, the issuance of preferred stock could delay a change of control of us or make it harder to remove incumbent management. In addition, the voting and conversion rights of a series of preferred stock could adversely affect the voting power of our common shareholders. Preferred stock could also restrict dividend payments to holders of our common stock. Although we have no present intention to issue any shares of preferred stock other than our Series A preferred stock, our Board of Directors could do so at any time in the future.

Rights of Our Series A Preferred Stock

Voting Rights. Shares of our Series A preferred stock are not entitled to vote in the election of directors and other matters.

Dividends. Dividends are required to be paid at the rate of 6% per annum and may be paid in cash or in shares of common stock, subject to certain restrictions.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, holders of Series A preferred stock will receive pro rata all assets remaining after we pay our creditors up to an amount equal to the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Conversion Rights. Each share of Series A preferred stock is convertible into that number of shares of common stock determined by dividing the Stated Value, currently $1,000 per share, by the conversion price, currently $.70 per share. The Stated Value and Conversion price are subject to adjustment for dilutive issuances.

Redemption Rights. On April 12, 2007 we are required to redeem all of the outstanding shares of Series A preferred stock for a redemption price of the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends

Miscellaneous. Holders of Series A preferred stock have no preemptive or subscription rights.

Listing

We list our common stock on the OTC Bulletin Board under the symbol “DDSU.OB”

Anti-Takeover Effects of Provisions of Nevada Law

Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the “Business Combination” statute and/or the “Control Share Acquisition” statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Corporate Stock Transfer.

LEGAL MATTERS

Greenberg Traurig, P.A., Miami, Florida, has passed upon the validity of the issuance of the shares being offered by this prospectus. Attorneys from Greenberg Traurig beneficially own in the aggregate no shares of our common stock.

EXPERTS

The consolidated financial statements of DDS Technologies USA, Inc and Subsidiary as of and for the years ended December 31, 2004 and 2003 and for the period from July 17, 2002 (inception) through December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance on the report of Weinberg & Company, P.A., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below:

(1)	our Annual Report on Form 10-KSB for the year ended December 31, 2004;

(2)	our definitive Information Statement, dated May 2, 2005, filed in connection with an action taken by shareholders, who, at such time, held a majority of our outstanding shares of common stock; and

(3)	our Current Reports on Form 8-K filed on March 2, March 31 and April 14, 2005.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

DDS Technologies USA, Inc.

150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

Attn: Joseph Fasciglione, Chief Financial Officer

(561) 750-4450

DDS Technologies USA, Inc.

9,204,216 Shares of Common Stock

PROSPECTUS

May     , 2005

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$953.00
Printing and engraving expenses	1,600.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	10,000.00

TOTAL	$22,553.00

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

(a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.747 of the Nevada Revised Statutes provides that no shareholder, director or officer of a corporation is individually liable for the corporation’s debts unless the shareholder, director or officer acted as the alter ego of the corporation.

Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses. We have purchased such insurance.

ITEM 16.	EXHIBITS

Exhibit Number	Exhibit Description
5.1	Opinion of Greenberg Traurig, P.A.*

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment.

ITEM 17.	UNDERTAKINGS

The registrant hereby undertakes

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or From F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Boca Raton, State of Florida, on May 11, 2005.

DDS TECHNOLOGIES USA, INC.

By:	/s/ SPENCER L. STERLING
Spencer L. Sterling,
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ JOSEPH FASCIGLIONE
Joseph Fasciglione,
Chief Financial Officer
(Principal Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Spencer L. Sterling his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JAMES VON DER HEYDT James von der Heydt	Chairman of the Board	May 9, 2005

/s/ SPENCER L. STERLING Spencer L. Sterling	President and Chief Executive Officer (Principal Executive Officer)	May 11, 2005

/s/ ROBERT J. ROSEN Robert J. Rosen	Director	May 11, 2005

/s/ MARC MALLIS Marc Mallis	Director	May 11, 2005

/s/ LEO PAUL KOULOS Leo Paul Koulos	Director	May 11, 2005

/s/ CHARLES KUONI Charles Kuoni	Director	May 11, 2005

/s/ JOSEPH FASCIGLIONE Joseph Fasciglione	Chief Financial Officer (Principal Accounting Officer)	May 11, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit Description
23.1	Consent of Weinberg & Company, P.A.